EXHIBIT 10.2

RENEWAL AND MODIFICATION AGREEMENT

This Renewal and Modification Agreement (this “Agreement”), effective as of November 1, 2007, is made by and among CaminoSoft Corp., a California corporation (“Borrower”), US Special Opportunities Trust PLC (formerly BFS US Special Opportunities Trust PLC) (“Lender”), and RENN Capital Group, Inc., a Texas corporation (“Agent”).

Borrower is indebted to Lender under the terms of a loan (the “Loan”) as evidenced by that certain 6.00% Convertible Debenture, dated November 27, 2002, in the principal amount of $1,000,000, and that certain 6.00% Convertible Debenture, dated August 1, 2003, in the principal amount of $750,000, each as renewed and modified on October 28, 2005 and May 7, 2007 (the “Debentures”), that certain Convertible Loan Agreement dated as of November 27, 2002 by and among Borrower, Lender and Agent (the “Loan Agreement”), and certain other instruments, as each may have been previously renewed, modified or extended (such instruments, and any others which evidence, guaranty, secure or modify the Loan, as any or all of them may have been amended or modified to date and whether or not executed by Borrower, shall hereinafter be collectively referred to as the “Loan Documents”). Payment of the Debentures is secured by security interests in all or substantially all of the assets of Borrower. The parties hereto wish to modify, renew and extend the maturity of the Debentures. Accordingly, the parties hereto agree as follows:

Modification. The Debentures are hereby modified and amended such that (a) the maturity date on each of the Debentures is changed so that payment of the unpaid Principal Amount (as defined in the Debentures), and all accrued and unpaid interest and any other charges, fees and payments due under the Loan Agreement shall be due and payable in full on February 27, 2008, and (b) commencing with the interest payments due on November 1, 2007, such payments will be made by delivering of restricted shares of Borrower’s Common Stock. The number of shares to be so delivered shall be equal to the amount of the interest payment divided by the average of the last sale prices, or if there is no last sale price, the closing bid prices, for the five trading days immediately preceding the payment date. Except as modified and amended pursuant to the terms of this Agreement, the Loan Documents, including without limitation the Debentures, shall remain in full force and effect in accordance with their respective terms.

Reaffirmation of Loan. Borrower: (a) reaffirms the terms and provisions of, and its obligations under, the Loan Documents, as modified herein; and (b) confirms to Lender all security interests and liens heretofore granted to secure payment and performance of the Debentures.

No Claims or Defenses. Borrower confirms and acknowledges that it has no claims, offsets, counterclaims or defenses with respect to (i) the payment of the Loan; (ii) the payment of any other sums due under the Loan Documents; (iii) the performance of any of Borrower’s obligations under the Loan Documents; or (iv) any liability under any of the Loan Documents.

Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the state of Texas, without reference to conflict of law principles.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first stated above.

BORROWER:

CaminoSoft Corp.

By:
Stephen Crosson Chief Operating Officer and Chief Financial Officer

LENDER:

US Special Opportunities Trust PLC

By:
Russell Cleveland, President RENN Capital Group, Inc., Investment Advisor

AGENT:

RENN Capital Group, Inc.

By:
Russell Cleveland President